                                                                   EXHIBIT 12.02

                                    NEW NSP
           STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES & RATIO OF EARNINGS TO COMBINED FIXED CHARGES & PREFERRED STOCK DIVIDENDS

                                 12 mos ending
Earnings                        Sept. 30, 1996      1995        1994        1993       1992        1991
                                --------------      ----        ----        ----       ----        ----
                                                    (Thousands of dollars)
   Income from continuing
   operations before accounting
   change                              $203,270      $202,860    $173,022    $171,904   $127,564     $171,185

Add
   Taxes based on income (1)            128,927       122,584     108,422     107,743     67,503     $106,638
   Fixed charges                        100,909       102,108      87,164      92,169     91,674     $ 91,489

                                   ----------------------------------------------------------------------------
   Earnings                            $433,106      $427,522    $368,608    $371,816   $286,741     $369,312
                                        -------       -------     -------     -------    -------      -------
Fixed charges
   Interest charges per
   statement of income                 $100,909      $102,108    $ 87,164    $ 92,169   $ 91,674     $ 91,489

RATIO OF EARNINGS TO FIXED
   CHARGES                                  4.3           4.2         4.2         4.0        3.1          4.0
                                            ---           ---         ---         ---        ---          ---

   Preferred Dividends                 $ 12,246      $ 12,450    $ 12,364    $ 14,580   $ 16,172     $ 17,994

   Total Interest & Preferred      ----------------------------------------------------------------------------
      Dividends                        $113,155      $114,558    $ 99,528    $106,749   $107,846     $109,483

   RATIO OF EARNINGS TO FIXED
      CHARGES & PREFERRED DIVIDENDS         3.8           3.7         3.7         3.5        2.7          3.4
                                            ---           ---         ---         ---        ---          ---


(1) Includes income taxes included in Other Income (Expense) - Net.